As filed with the Securities and Exchange Commission on August 6, 1999


                                                      Registration No. 333-81067

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                               -------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        STANDARD MICROSYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                                11-2234952
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)


                                 80 Arkay Drive
                                 P.O. Box 18047
                            Hauppauge, New York 11788
                                 (516) 435-6000

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                             David C. Fischer, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                            New York, New York 10154
                                 (212) 407-4000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
August 6, 1999

                                  20,000 shares

                        Standard Microsystems Corporation

                                  common stock

         The selling stockholder named on page 2 is offering 20,000 shares of common stock of Standard Microsystems Corporation by this prospectus. We will not receive any of the proceeds from the sale of those shares.

         The selling stockholder may sell the shares from time to time, in one or more transactions in the over-the-counter market, at market prices prevailing at the time of sale.

         Our common stock is traded in the over-the-counter market under the Nasdaq symbol SMSC, and trading in our common stock is reported in the Nasdaq National Market System. The reported closing sale price of our common stock on July 30, 1999 was $8.00 per share.

         Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        STANDARD MICROSYSTEMS CORPORATION

         Standard Microsystems Corporation is a worldwide supplier of leading-edge integrated circuits for the personal computer and related industries. We were incorporated in Delaware in 1971.

         Today, we are the world's leading supplier of personal computer input/output circuits, having shipped over 130 million units and an estimated worldwide personal computer input/output circuits market share exceeding 40%. Our circuits reside in personal computer products supplied by Compaq Computer Corporation, Dell Computer Corporation, Gateway 2000, Inc., Hewlett-Packard Company, IBM, Intel Corporation, and most other major personal computer and personal computer motherboard manufacturers.

         The mailing address of our principal executive offices is 80 Arkay Drive, P.O. Box 18047, Hauppauge NY 11788-8847, and our telephone number at that address is (516) 435-6000.


                               SELLING STOCKHOLDER

         Steven J. Bilodeau, our president and chief executive officer owns 20,000 shares of common stock, all of which shares may be offered by this prospectus. The selling stockholder may offer shares of common stock from time to time in one or more transactions in the over-the-counter market, which may involve brokers or dealers, or in private transactions. We have not entered into any agreement, arrangement or understanding with brokers or dealers regarding the shares of common stock that may be offered by this prospectus before the effective date of the registration statement of which this prospectus forms a part, and the selling stockholder has advised us that he has not entered into any agreement of that sort.

         The selling stockholder has also advised us that the 20,000 shares of common stock that may be offered by this prospectus, which represent less than 1% of our outstanding common stock, are the only shares of common stock owned by him.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 30,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

         The preferred stock may be issued without further stockholder approval in one or more series, with voting powers, dividend rights, designations, preferences, rights, qualifications, limitations and restrictions as determined by our board of directors before any shares of the preferred stock may be issued.

Common Stock

         Holders of common stock are entitled to receive dividends when and as declared by our board of directors. Holders of common stock are entitled to one vote for each share on all matters. Holders of common stock do not have cumulative voting rights for the election of directors. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors to be elected at the meeting, and the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person to our board of directors. At each annual meeting of stockholders, approximately one-third of our entire board of directors is elected for a three-year term.

         If we liquidate, holders of common stock are entitled to a proportionate share in any distribution of assets after the payment of liabilities, including the payment of any amounts to which holders of any outstanding preferred stock may be entitled. Holders of common stock do not have preemptive rights, and no conversion, redemption, sinking fund or similar provisions apply to the common stock.

Stock Purchase Rights Agreement

         We have adopted a stock purchase rights agreement under which a right is associated with each outstanding share of common stock. The rights are represented by the common stock certificates and are not exercisable or transferable apart from the common stock certificates until the earlier of:

         (a) 15 days after the first date or public announcement that a person or group has acquired 20% or more of our outstanding common stock, unless in a transaction directly with us approved by a majority of our independent directors; or

         (b) ten business days after commencement of a tender or exchange offer for 30% or more of our outstanding common stock.

         The holder of a right, upon its exercise, will be entitled to receive common stock having a value equal to twice the exercise price of the right after any of the following events occurs:

         (a) a person or group acquires 30% or more of our outstanding common stock, other than:

         (1) in a transaction directly with us approved by a majority of our independent directors; or

         (2) in a tender or exchange offer for all our outstanding common stock at a price and on terms determined to be fair by a majority of our independent directors;

         (b) a person or group acquires 20% or more of our outstanding common stock and the board of directors has declared that person or group to be adverse to our best interests after a determination by a majority of our independent directors based on preset criteria;

         (c) any person or group that has acquired 20% or more of our outstanding common stock, unless in a transaction directly with us approved by a majority of our independent directors, engages in any of the following transactions with us:

         (1) a merger in which we survive, and our common stock remains outstanding,

         (2) a transfer of assets to us in exchange for common stock or other of our capital stock,

         (3) a transaction involving goods and services on terms less favorable to us than we could have obtained from third parties unrelated to us, or

         (4) we make any financial accommodation of the person or group, or it receives tax advantages from us or a disproportionately large amount of our capital stock in a reclassification of our outstanding securities or a merger.

         If any of the following transactions occurs more than 15 days after a person or group has acquired 20% or more of our outstanding common stock, then the holder of a right, upon its exercise, will be entitled to receive common stock of the other party to the transaction having a value equal to twice the exercise price of the right:

         (a) we consolidate with or merge into any other company and are not the surviving company; or

         (b) more than 50% of our assets or earning power is sold or transferred.

         Rights will not be exercisable by any person or group that has acquired 20% or more of our outstanding common stock, unless in a transaction directly with us approved by a majority of our independent directors, or that the board of directors has declared a person adverse to our best interests after a determination by a majority of our independent directors based on preset criteria.

         Our board of directors may redeem all, but not less than all, of the rights at a redemption price of $.01 per right. The rights will expire on January 6, 2008, unless earlier redeemed or their term is extended.

                          COMMON STOCK DIVIDEND POLICY

         We have never paid a cash dividend on our common stock. Our current policy is to retain earnings to provide funds for the operation and expansion of our business rather than to pay dividends.

                                  LEGAL OPINION

         Loeb & Loeb LLP, New York, New York has issued an opinion about the legality of the common stock being offered in this prospectus. David C. Fischer, a partner Loeb & Loeb LLP, is our secretary.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report on the financial statements, and are included in this prospectus and the registration statement in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the SEC. You may inspect and copy such reports, proxy statements, and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

         We have filed a registration statement relating to the offering described in this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information which you can find in the registration statement. You are referred to the registration statement and the exhibits to the registration statement for further information.

         The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC. These documents contain important information about our business and finances.

          1. SMSC's annual report on Form 10-K for the fiscal year ended February 28, 1999;

          2. SMSC's quarterly report on Form 10-Q for the quarterly period ended May 31, 1999;

          3.   SMSC's current report on Form 8-K dated June 14, 1999; and

          4. All other reports filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, including any amendments to those reports, since February 28, 1999.

         This prospectus also incorporates by reference additional documents that we may file with the SEC between the date of this prospectus and the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

         You may obtain copies of such documents that are incorporated by reference in this prospectus, other than exhibits to documents that are incorporated by reference if the exhibits are not specifically incorporated by reference in this prospectus, without charge, upon written or oral request to Standard Microsystems Corporation, 80 Arkay Drive, P.O. Box 18047, Hauppauge, New York 11788, Attention: Vice President-Finance, telephone (516) 435-6000. To ensure delivery of documents, any request should be made not later than five business days prior to making an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, and neither the mailing of this prospectus to stockholders nor the issuance of any securities under this prospectus shall create any implication to the contrary. This prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

                                    PART II

Item 16.      Exhibits

         There are filed as a part of this registration statement, the exhibits listed on the Exhibit Index.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on August 4, 1999.

                        STANDARD MICROSYSTEMS CORPORATION
                                  (Registrant)

                           By:  /S/ ERIC M.  NOWLING
                                ---------------------------------
                                Eric M.  Nowling
                                Vice President -- Finance
                                and Chief Financial Officer
                                (Principal Financial and
                                Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities on August 4, 1999.

Signature                                   Title


STEVEN J. BILODEAU*                         Director,
Steven J. Bilodeau                          President and Chief
                                            Executive Officer
                                            (Principal Executive Officer)


PAUL RICHMAN*                               Chairman of the Board of Directors
Paul Richman


JAMES R. BERRETT*                           Director
James R. Berrett


ROBERT M. BRILL*                            Director
Robert M. Brill


PETER F. DICKS*                             Director
Peter F. Dicks


IVAN T. FRISCH*                             Director
Ivan T. Frisch


------------------------------


*  By:  /S/ ERIC M. NOWLING
         Eric M. Nowling
         as Attorney in Fact

                                  EXHIBIT INDEX

Location/              Exhibit No.                            Exhibit
Incorporated by
Reference to:


*                      5                                      Opinion of Loeb &
                                                              Loeb LLP as to
                                                              legality of
                                                              securities being
                                                              registered


**                     23.1                                   Consent of Arthur
                                                              Andersen LLP


 *                     23.2                                   Consent of Loeb &
                                                              Loeb LLP (included
                                                              in Exhibit 5)


 *                     24                                     Power of Attorney


*Previously filed
**Filed herewith